Exhibit 10.44

________________

Mr. Mark Thomas Lynn

Los Angeles, CA

Re: Employment Agreement

Dear Mark:

On behalf of AMASS Brands Inc. (the “Company”), I am pleased to confirm your continued employment in the position of Chief Executive Officer (“CEO”) reporting directly to the Board of Directors of the Company. This letter agreement sets out the terms of your employment with the Company, which are effective as of March 16, 2020.

You will be paid a starting base of $200,000 per year, less applicable tax and other withholdings. This position is an exempt position, which means you are paid a salary and do not have a fixed work schedule. Accordingly, you will not receive overtime pay if you work more than 8 hours in a workday or 40 hours in a workweek.

You will also be eligible to participate in any incentive compensation or bonus plans and employee benefit plans that are offered to similarly situated executives, in accordance with the Company’s plan requirements. You will also continue to be eligible to participate in the Company’s equity incentive plans as may be approved by the Board of Directors from time to time.

Your employment with the Company is “at will.” This means it is for no specified term and may be terminated by you or the Company at any time, with or without cause or advance notice. In addition, the Company reserves the right to modify your compensation, position, duties or reporting relationship to meet business needs and to decide on appropriate discipline.

As a Company executive, you will be expected to abide by Company rules and policies. As a condition of your employment, you will be required to sign the Company’s standard form of employee nondisclosure and assignment agreement, and to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three business days of your employment start date.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

By signing this letter agreement you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company.

This agreement constitutes the entire agreement between you and the Company (and its affiliates) regarding its subject matter, and supersedes all prior or contemporaneous negotiations, representations or agreements between you and the Company (and its affiliates) with respect to this subject matter. The provisions of this agreement regarding “at will” employment and arbitration may only be modified by a document signed by you and an authorized representative of the Company.

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We look forward to continuing to work with you at the Company. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement.

Sincerely,

AMASS Brands Inc.

By

/s/ Mark Thomas Lynn
Chairperson of the Board

I agree to and accept employment with AMASS Brands Inc. on the terms and conditions set forth in this agreement. I understand and agree that my employment with the Company is at-will.

Date:	10/29/2025	/s/ Mark Thomas Lynn
Mark Thomas Lynn

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